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                                                                     EXHIBIT 1.1

                               [LOGO "CHINA MOBILE"]

                        CHINA MOBILE (HONG KONG) LIMITED

(Incorporated in Hong Kong with limited liability under the Companies Ordinance)

                                  ANNOUNCEMENT

The Board of Directors (the "BOARD") of China Mobile (Hong Kong) Limited (the "COMPANY") announces that Sir Christopher Gent has resigned from his post as an independent non-executive director of the Company with effect from 12 August 2003, following his retirement from Vodafone Group Plc. ("VODAFONE") earlier. The Board takes this opportunity to acknowledge Sir Christopher Gent's contributions to the Company, with the highest regard and deepest gratitude.

The Board is pleased to announce that Dr. J. Brian Clark has been appointed as a non-executive director of the Company with effect from 12 August 2003.

Dr. Clark is Vodafone's Chief Executive in the Asia Pacific Region and a member of Vodafone's Group Executive Committee and Group Operations Review Committee. He is also a Director of the National Australia Bank. He formerly served as Chief Executive of Telkom SA Limited, South Africa and was Vodafone's Chief Executive in the Pacific Region from 1997 to 2002. He holds a doctorate degree in Science (Physics) from the University of Pretoria, South Africa. The Company believes that Dr. Clark's extensive management experience in the telecommunications industry and his valuable expertise will be of great benefit to the Company. The appointment of Dr. Clark will also enhance the co-operation between the Company and Vodafone, and promote the long-term development of the Company.

The Company takes this opportunity to welcome Dr. J. Brian Clark as a member of the Board.

                                                  By order of the Board
                                           CHINA MOBILE (HONG KONG) LIMITED
                                                    WANG XIAOCHU
                                         Chairman and Chief Executive Officer

12 August 2003, Hong Kong